EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Electronic Clearing House (ECHO) Announces Change of Public Accounting Firm

Camarillo, Calif., April 18, 2006 - Electronic Clearing House, Inc. (NASDAQ: ECHO), a leading provider of electronic payment and transaction processing services, announced today that it has appointed BDO Seidman LLP as its new independent registered public accounting firm, effective as of April 14, 2006. BDO Seidman LLP replaces PricewaterhouseCoopers LLP, which served as the Company's audit firm since 1984. The Audit Committee made the decision after a thorough evaluation process, which included a review of other national firms.

The decision to change accountants was not the result of any disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. The letter from PricewaterhouseCoopers LLP agreeing with these statements is being filed today with the Company's Form 8-K related to this announcement.

Joel M. Barry, the Chairman and Chief Executive Officer of the Company, stated, "We appreciate the high level of service provided by PricewaterhouseCoopers LLP to ECHO over the past years. However, we believe a change in accounting firms is in the best interest of our stockholders and look forward to our new relationship with BDO Seidman LLP."

About Electronic Clearing House, Inc. (ECHO)
ECHO (www.echo-inc.com) provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, and check collection.

Contact:
Donna Rehman, Corporate Secretary	Erin Cox
(800) 262-3246, ext. 8533	(310) 854-8319
Electronic Clearing House, Inc.	Financial Relations Board
URL:http://www.echo-inc.com	E-MAIL: ecox@financialrelationsboard.com
E-MAIL:corp@echo-inc.com

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